EXHIBIT 10.44

Written description of Compensatory Arrangement between Sealed Air Corporation and David B. Crosier

February 18, 2010

In a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 30, 2009, Sealed Air Corporation (the “Company”) reported that David B. Crosier, a Senior Vice President of the Company, advised the Company of his decision to resign from the Company effective November 30, 2009 for personal and family reasons.  Mr. Crosier is a “named executive officer” for whom disclosure was required to be made by the Company in its most recent proxy statement pursuant to Item 402(c) of Regulation S-K.

On February 18, 2010, the Organization and Compensation Committee of the Board of Directors of the Company reviewed the circumstances of Mr. Crosier’s departure from Sealed Air.  As a result of his resignation, Mr. Crosier was at risk of forfeiting approximately $1.7 million in incentive and deferred compensation, comprising his 2009 bonus under the Annual Incentive Plan, his Stock Leverage Opportunity award of 1,617 restricted stock units in connection with his 2008 bonus under the Annual Incentive Plan, his two-year and three-year performance share unit awards made in early 2009 under the 2005 Contingent Stock Plan, and an award of 16,000 shares of restricted stock awarded on April 12, 2007 under the 2005 Contingent Stock Plan.  Based on his 2009 performance and his significant contributions to the Company’s business over the last three years, the Company’s President and Chief Executive Officer recommended, and the Organization and Compensation Committee approved, the award to Mr. Crosier of a special cash bonus of $260,000 and the waiver by the Committee of the forfeiture of 10,000 shares of the total of 16,000 shares of restricted stock awarded to Mr. Crosier on April 12, 2007.  The balance of Mr. Crosier’s incentive and deferred compensation was forfeited.